Exhibit 99.1

News Release Contact: Autumn M. Latimore Senior Vice President Public Relations Director 414-278-1860 PHONE 414-380-9082 CELL autumn.latimore@associatedbank.com
Associated Names New Commercial Leaders
GREEN BAY, Wis. — June 15, 2011 — Associated Banc-Corp (NYSE: ASBC) today named Donna Smith as Executive Vice President and Head of Commercial Middle Market and Regional Banking, and John Utz as Executive Vice President and Head of Specialized Industries and Commercial Financial Services. Smith and Utz will serve as members of the company’s executive committee.
“Over the past 18 months we have greatly strengthened the depth of leadership within our Commercial Banking team. The promotions of Donna and John position us well for the future,” said President and CEO Philip B. Flynn. “Their intimate knowledge of our Commercial Banking strategy and our markets will enhance Associated’s momentum and further enable us to provide responsive, professional service solutions to our customers.”
In her new role, Smith will focus on building Commercial Banking across Associated’s geographic footprint, as well as future expansion into adjacent markets. Smith joined Associated in June 2010, overseeing the commercial and industrial business line for the organization’s southern region, which includes Chicago, southern Illinois, Missouri and Indiana. She possesses more than 30 years of commercial banking experience, having previously held leadership roles at Bank of America, LaSalle Bank, Harris Bank and Fifth Third. Smith holds an MBA in finance from Northwestern University’s Kellogg Graduate School of Management and a bachelor’s degree from the University of Illinois at Chicago.
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As Head of Specialized Industries and Commercial Financial Services, Utz will focus on key business capabilities that enable Associated to deepen its Commercial Banking relationships, including insurance and treasury management services. Utz will also continue to oversee the national Specialized Financial Services Group, Associated Equity Investments, and Associated Commercial Finance, Inc. He joined Associated in March 2010 with upwards of 20 years of banking experience, previously serving as President of Union Bank’s UnionBanCal Equities and head of Capital Markets, and having run the National Corporate Banking and Asset Management teams. Utz holds a Bachelor of Science in business administration from the University of Southern California.
About Associated Banc-Corp
Associated Banc-Corp (NASDAQ: ASBC) is one of the top 50 financial services holding companies operating in the United States. At March 31, 2011, Associated had total assets of $21 billion. Headquartered in Green Bay, Wis., Associated has approximately 270 banking locations serving more than 150 communities in Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
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